CONSULTING AGREEMENT

This Agreement is entered into on January 11, 2000 by and between SeaView Underwater Research Inc., (hereinafter "SEAVIEW"), a Nevada corporation; and
T. Michael Jackson (hereinafter "CONSULTANT," with respect to the following facts:

     A. SEAVIEW is engaged in business of manufacturing video cameras for Underwater and Security Monitoring uses.

     B. SEAVIEW is desirous of having CONSULTANT participate in business consulting, specifically relating to trade show representation and dealer network development activities.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.     Services  to  be  provided  by  CONSULTANT:

CONSULTANT has been and will continue to perform consulting services on behalf of SEAVIEW.

2.     Compensation.

2.1.      As  consideration  for  consultant  services, SEAVIEW hereby grants to
T. Michael Jackson 100,000 shares of its common free-trading stock, and also 50,000 shares of its common stock subject to restrictions as stated below. The Shares will immediately be issued by SEAVIEW.

2.2. Expenses. SEAVIEW will be responsible for any expenses incurred by CONSULTANT in performing its obligations under this Agreement.

3.     Restricted  Securities.

 CONSULTANT represents that the shares are being acquired for her own account and not on behalf of any other entity, and that the Shares are being acquired for investment purposes and not for distribution. CONSULTANT represents that an investment in the shares is a suitable investment for itself, taking into consideration the restrictions on transferability affecting the shares and underlying common stock. CONSULTANT understands that 50,000 shares of common stock are "restricted securities" within the meaning of Rule 144 of the General Rules and Regulations under the Securities Act of 1933 (the "Act") and applicable state statutes.

4.     Form  S-8  Registration  Statement.

SEAVIEW represents that it intends to file a registration statement on Form S-8 with the Securities and Exchange Commission as soon as reasonably practicable and that it will include in such registration a statement of the shares of common stock.

5.     Items  to  be  provided  by  SEAVIEW.

6. SEAVIEW agrees to provide CONSULTANT with current documentation and access to any and all information necessary for CONSULTANT to perform services under the terms of this agreement.

7.     Other  Instruments.

Each  party  hereby agrees to execute and deliver to the other party within five
(5) days after receipt of a written request therefore, such other and further documents, statements of interest and holdings, designations and other instruments and to take such other action as the parties deem necessary, useful or appropriate to comply with any laws, rules or regulations or as may be necessary under this Agreement.

8.     Term  of  Agreement.

This Agreement will terminate February 1st, 2002, unless mutually extended by the parties in writing.

9.     Indemnification.

 Each party shall indemnify, reimburse and hold harmless the other party against all expenses, attorney's fees, losses, damages, claims, judgments and other liabilities arising from any breach of such party's representations, warranties, covenants and duties as set forth in this Agreement and/or arising from such party's acts of omissions constituting willful misconduct or gross negligence. Such party shall immediately indemnify, pay, and reimburse the expenses, attorneys, fees, losses, damages, claims, judgments and other liabilities of the other party as they arise.

10.     Confidentiality.

 Except as otherwise agreed by the parties, and except as required in connection with the development, manufacturing, licensing, advertising and/or marketing of the products, or as required by governmental or court order, each party agrees to keep the other's information secret and confidential in the same manner as its other confidential proprietary information, and agrees not to disclose in any manner to any third party any technology, know-how, trade secrets or other proprietary information of the other party, (the "Confidential Information") secured as a result of or in connection with this Agreement. Upon the termination of this Agreement, each party agrees to immediately cease using all Confidential Information and return all documents, writings and materials relating to Confidential Information to the other party. Other instruments of Confidentiality as may be required outside the scope of this Agreement may also be recognized.

10.   Notices.

Any notice, payment, request, demand or other communication hereunder shall be deemed to have been duly given when:

(i)     Delivered  personally  to  the  party  to  be  notified;  or

(ii) Sent by facsimile transmission, twelve hours after the facsimile message was sent to the facsimile number set forth below; or

(iii) Sent by registered or certified mail, three business days after the date sent, postage paid, to the address set forth below; or


(iv) Sent by certified mail, upon delivery, postage paid, to the party to be notified at the address set forth below:


          If  to  SEAVIEW:               If  to  CONSULTANT:
          Richard  McBride               T. Michael Jackson
          200  Madonna  Blvd.            Springs International
          Tierra  Verde,  FL  33715      San Servando Avenue
          Facsimile:  727-866-0813       Warm Mineral Springs, FL. 34287
                                         Facsimile: 941-429-0826

Any party may change its address, facsimile number and/or representative at any time by giving at least ten days prior written notice to the other.

     11.  Governing  Law.

     This Agreement shall be deemed to be made under and shall be construed in accordance with the laws of the state of Florida.

     12.  Severability.

     If any provision of the Agreement or the application thereof to any person or circumstance shall be deemed to held to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement shall not be affected and the application of such affected provision shall be enforced to the greatest extent possible under law.

13.  Headings.

All section or subsection titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement.

14.  Entire  Agreement.

This Agreement contains the entire understanding between and among the parties hereto and supersedes any prior understandings and agreements between and among them representing the subject of this Agreement.

15.  Attorneys'  Fees.

In the event litigation is instituted by either of the parties to enforce this Agreement, the prevailing party in such litigation shall be entitled to recover its attorneys' fees from the other party.

IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

SEAVIEW  UNDERWATER  RESEARCH,  INC.,           CONSULTANT
a  FLORIDA  corporation                         /s/T. Michael Jackson
BY:/s/Richard  McBride,  President

WITNESS:

/s/  James  Cox,  Secretary/Treasurer